EXHIBIT 2(B)

                    AMENDMENT TO PURCHASE AND SALE AGREEMENT


     THIS AMENDMENT (the "Amendment"), dated as of December 31, 1997, to that certain Purchase and Sale Agreement, made and entered into on the 3rd day of November, 1997 (the "Agreement"), by and between HEALTHSOUTH CORPORATION, a
Delaware corporation  ("HEALTHSOUTH"),  HORIZON/CMS  HEALTHCARE  CORPORATION,  a
Delaware corporation ("Seller"), and INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("Buyer"), with reference to the following facts:

     A. The parties desire to amend the Agreement to the extent set forth in this Amendment and to enter into certain agreements ancillary to the Agreement in connection with such amendments.

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intend to be legally bound, do hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS


     For purposes of this Amendment, all capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings assigned to them in the Agreement.


                                    ARTICLE 2

                   MATTERS RELATING TO SCHEDULES TO AGREEMENT


     Section 2.1 Amendment of Certain Schedules. The Schedules to the Agreement are hereby amended as follows:

          (a)  Schedule A-2 is amended to:

               (i) delete the asterisks shown next to Facilities 216, 304, 188, 306 and 168 and to add Facility 218 (Medical Specialty Overhead), reflecting that Buyer has agreed to accept such facilities as Transferred Assets and to assume the related Assumed Liabilities; and

               (ii) delete all references to Facilities 51, 60, 292 and 273, reflecting that Seller has agreed to retain all assets and liabilities relating thereto as Excluded Assets and Excluded Liabilities.


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          (b)  Schedule  2.1(a) is amended to add to the list of Assigned  Stock and Transferred Subsidiaries Midwest Regional Rehabilitation Center, Inc., a Subsidiary of Seller which shall be a Transferred Subsidiary.

          (c) The first sentence of Schedule 2.1(b) is amended to read as follows: "Horizon/CMS Healthcare Corporation or a Subsidiary or a wholly owned partnership owns in fee simple the real property on which all facilities identified on the attached "Chart of Owned Facilities" are located.

          (d)  Schedule 2.1(c) is amended to:

               (i) delete the asterisks with respect to Leases 100, 101, 102, 103, 105, 106, 203, 204, 205, 501, 502, 503, 504, 506, 127, 188
               and 169, reflecting that Buyer has agreed to accept such leases as Transferred Assets and to assume the related Assumed Liabilities;

               (ii) add references to leases relating to Advanced Clinical Technology, Inc.'s locations in Plantation, Florida and Niles, Ohio, reflecting that Buyer has agreed to accept such leases as Transferred Assets and to assume the related Assumed Liabilities; and

               (iii) delete all references to leases 65, 115, 130, 157, 187, 235, 202 and 206, reflecting that Seller has agreed to retain all assets and liabilities relating thereto as Excluded Assets and Excluded Liabilities.

          (e) Schedule 2.1(d) is hereby amended to delete the references to interests in InHouse Rehab Associates and RehabWorks of Utah, L.L.C., which shall be Excluded Assets and Excluded Liabilities.

          (f) Schedule 7.5 is amended to delete therefrom all items except letters of credit numbers L150065, L150066, L150067 and L906140, which shall be the only letters of credit and bonds required to be provided by Buyer to substitute for letters of credit and bonds heretofore maintained by Seller and its Affiliates.

     Section 2.2 Deliveries at Closing. At the Closing, the parties shall execute and deliver such instruments of conveyance, transfer and assumption, consistent with the terms of the Agreement, as are necessary to effect the foregoing amendments to the Schedules.


                                    ARTICLE 3

                         OTHER AGREEMENTS OF THE PARTIES


     Section 3.1 Assumption of ACT 401(k) Plan. Prior to the Closing, Seller shall assume the 401(k) plan maintained by Advanced Clinical Technology, Inc. ("ACT") and, from and after the Closing, shall be solely responsible for the administration and termination of such plan and for the satisfaction of all obligations and liabilities of any kind whatsoever with respect to such plan or the operation, assumption or termination thereof, including, but not limited to, obligations and liabilities to plan participants and


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obligations  and  liabilities  resulting from any adverse  determination  by any governmental entity with respect to such plan, all of which obligations and liabilities shall be deemed to be Excluded Liabilities and subject to the indemnification provisions of Sections 11.3, 11.5 and 11.6 of the Agreement.

     Section3.2 Ortenzio Litigation. HEALTHSOUTH, Seller and Buyer agree that all rights and liabilities of Seller or any Affiliate of Seller, whether or not such Affiliate is a Transferred Subsidiary, with respect to litigation brought by Seller or any Affiliate of Seller against Rocco Ortenzio, Robert Ortenzio and their Affiliates (collectively, the "Ortenzios"), or by the Ortenzios against Seller or any Affiliate of Seller, shall constitute Excluded Assets and Excluded Liabilities, and Buyer and its Affiliates shall have no rights or obligations with respect to any amounts receivable or payable with respect to the prosecution and defense of such litigation or any judgments, awards, amounts paid in settlement or other costs or proceeds of such litigation. Any liabilities which may be asserted against Buyer or its Affiliates (including, after the Closing, any Transferred Subsidiaries) with respect to such litigation shall be subject to the indemnification provisions of Sections 11.3, 11.5 and
11.6 of the Agreement. Buyer acknowledges that neither HEALTHSOUTH nor Seller has made any representation to Buyer concerning the value of such litigation. Buyer shall cause the Transferred Subsidiaries to cooperate as reasonably requested by HEALTHSOUTH or Seller, at the expense of HEALTHSOUTH or Seller, with respect to such litigation.

     Section 3.3 Other Agreements to be Executed and Delivered. At the Closing, HEALTHSOUTH and Buyer shall execute and deliver a Service Agreement and a Transition Services Agreement, satisfactory to HEALTHSOUTH and Buyer in form and substance, with respect to the provision of certain leased employees to Buyer or its Affiliates and with respect to certain information systems transition matters, respectively.

     Section 3.4 Bank Accounts and Cash Reconciliation. On the Closing Date, Seller and its Affiliates shall assign to Buyer or designated Buyer Subsidiaries all rights of Seller and its Affiliates in depository accounts relating to the Transferred Assets and disbursing accounts relating to the Transferred Subsidiaries, subject, however, to the following provisions:

          (a) On the Closing Date, HEALTHSOUTH shall withdraw all collected funds from the depository accounts and all funds in excess of outstanding checks from the transferred disbursing accounts.

          (b) On January 6, 1998, HEALTHSOUTH shall wire to accounts designated by Buyer an amount equal to $10,000,000 less (i) the uncollected balances in the depository accounts at the Closing Date (ii) amounts deposited into the depository accounts on December 31, 1997 and (iii) cash and cash equivalents otherwise inaccessible on December 31, 1997, which shall satisfy HEALTHSOUTH's obligation to transfer cash and cash equivalents in the amount of $10,000,000 pursuant to Section 2.1(m) of the Agreement.

          (c) In the event that (i) HEALTHSOUTH and Seller remove funds from the transferred disbursing accounts so that funds in such accounts are insufficient to cover checks outstanding at December 31, 1997, or (ii) after the payment described in paragraph (b) above, the cash and cash equivalents deemed to have been transferred to Buyer as of December 31, 1997 exceed $10,000,000, the parties shall pay to each other on demand such amounts as are necessary to reconcile such discrepancies.

     Section 3.5 Amounts Expended to Obtain Consents and Releases. HEALTHSOUTH shall, by check on the Closing Date, pay to Buyer the sum of $11,000,000 in respect of liabilities incurred by Buyer in connection with obtaining all third party consents and releases of HEALTHSOUTH and Seller obtained through the Closing Date, including, but not limited to, liabilities in favor of Health and Retirement Properties Trust, Connecticut Subacute Corporation II. With respect to amounts expended as consideration for all third party consents and releases after the Closing Date, HEALTHSOUTH and Seller


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shall  reimburse  Buyer for 50% of such  amounts  in excess of  $500,000.  Buyer represents that it has agreed to accept the terms required for consent by LTC Properties, Inc. specified in Buyer's agreement of even date herewith with LTC Properties, Inc. (provided that guaranties for the Citation properties shall not exceed 20% of the underlying mortgage amount) and the terms for consent required by Zev Karkomi/Karell Capital Ventures, Inc. in Karell's letters dated December 20 and December 30, 1997.

     Section 3.6 Certain Employees. The parties agree that those employees of Seller identified on Schedule 3.6 attached hereto shall not be Retained Employees or Hired Employees, and HEALTHSOUTH and Seller shall retain all rights and obligations with respect to such employees other than those assumed by Buyer pursuant to Section 2.3(n) of the Agreement.

     Section 3.7 Amendment of Section 2.3(n). Section 2.3(n) of the Agreement is hereby amended to be and read in its entirety as follows:

                  (n) Liabilities or obligations of Seller or the Subsidiaries arising under the employment, change-of-control, retention bonus and pay-to-stay agreements described on Schedule 2.3(n); provided, however, that if HEALTHSOUTH or Seller shall have paid any amounts in respect of such liabilities or obligations prior to the Closing Date, or shall pay any amounts in respect of such liabilities or obligations after the Closing Date, Buyer shall reimburse HEALTHSOUTH or Seller for the amounts so paid upon demand on or after the Closing Date (but in no event earlier than the date on which such amounts are paid, if paid after the Closing Date);

     Section 3.8 B&G Note. With respect to the Note from B&G Partners Limited Partnership described in Section 2.1(g) of the Agreement, HEALTHSOUTH shall indemnify Buyer against any failure of Buyer to receive payment of principal valued at at least $5,000,000 by paying to Buyer, upon demand, the shortfall between $5,000,000 and the value of the consideration received as payment of principal; provided, however, that HEALTHSOUTH shall not be responsible for any shortfall resulting from the surrender of securities issued by Buyer as payment of principal on such note.

     Section 3.9 Certain Development Projects. The parties agree that all right, title and interest of Seller or any Affiliate in and to the facilities under development in Reno, Las Vegas and Carson City, Nevada, and all liabilities and obligations with respect thereto, are Transferred Assets and Assumed Liabilities.


                                    ARTICLE 4

                                  MISCELLANEOUS


     Section 4.1 Affirmation of Agreement. The parties hereby affirm to one another their respective obligations pursuant to the Agreement and affirm the Agreement, amended as set forth above. The parties hereby represent and warrant to one another that none of them is in default in the performance of any of its obligations to the other as of the date of this Amendment.

     Section 4.2 Representations and Warranties. The parties represent and warrant to one another that this Amendment has been duly authorized by all corporate action required to be taken on each of their parts, that it has been duly executed and delivered, that it constitutes the legal, valid and binding obligations of each of them, except as enforcement may be subject to bankruptcy, moratorium and similar laws and except as the availability of equitable remedies may be subject to customary limitations.


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     Section 4.3 Further  Assurances.  Each party  hereby  agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Amendment.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first above written.


                                             HEALTHSOUTH CORPORATION


                                             By /s/WILLIAM W. HORTON

                                                Its     Senior Vice President

                                             HORIZON/CMS HEALTHCARE CORPORATION


                                             By /s/WILLIAM W. HORTON

                                                Its     Vice President


                                             INTEGRATED HEALTH SERVICES, INC.


                                             By /s/TAYLOR PICKETT

                                                Its     Executive Vice President



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